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Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement No. 333-147370 on Form S-4 of our reports dated March 7, 2007 (March 21, 2007 as to Note 13) (November 2, 2007 as to the effects of the restatement disclosed in Note 24 to the consolidated financial statements and the effects of the material weakness discussed in Management's Report on Internal Control over Financial Reporting, as revised) (which reports (1) express an unqualified opinion on the financial statements and includes explanatory paragraphs relating to the implementation of Statement of Financial Accounting Standards No. 123R "Share Based Payment" and relating to the restatement discussed in Note 24 to the consolidated financial statements, (2) express an unqualified opinion on management's assessment regarding the effectiveness of internal control over financial reporting, and (3) express an adverse opinion on the effectiveness of internal control over financial reporting, as a result of the material weaknesses), relating to the financial statements of MarkWest Hydrocarbon, Inc. and management's report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K/A of MarkWest Hydrocarbon, Inc. for the year ended December 31, 2006, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Denver, Colorado
December 20, 2007

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM